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                                                       Exhibit 11.1
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                          EARNINGS PER SHARE
                         PRIMARY COMPUTATION
             Years Ended June 30, 1996, 1995 and 1994
        ($ in millions except share and per share amounts)


                                            1996         1995          1994
                                           ------       ------       -------
Basis for computation of earnings per
  common and common equivalent shares:
    Earnings from continuing operations    $191.2       $163.9       $ 87.9
    Deduct dividends on 4 Percent
      cumulative preferred stock              (.4)         (.4)         (.4)
                                           -------      -------      -------
    Earnings from continuing operations
      available for common shareholders     190.8        163.5         87.5
    Discontinued operations                  20.7         16.4         15.9
                                           -------      -------      -------
    Available for common shareholders      $211.5       $179.9       $103.4
                                           =======      =======      =======



Number of common and common equivalent
  shares:
    Weighted average shares outstanding 75,183,729 76,687,154 76,809,532 Shares issuable upon exercise of stock options, net of shares
      assumed to be repurchased             1,159,663      770,960      797,884
                                           ----------   ----------   ----------
                                           76,343,392   77,458,114   77,607,416
                                           ==========   ==========   ==========


Earnings per common and common
  equivalent share:
    Continuing operations                  $2.50        $2.11        $1.13
    Discontinued operations                  .27          .21          .20
                                           ------       ------       ------
    Net earnings                           $2.77        $2.32        $1.33
                                           ======       ======       ======

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